SETTLEMENT AGREEMENT AND RELEASE

This SETTLEMENT AGREEMENT AND RELEASE (this “Agreement”) is entered into as of the 8th day of November 2007, by and among CLEAR SKIES GROUP, INC., a New York corporation (the "Company") SUSTAINABLE PROFITABILITY GROUP, INC a New York corporation (“SPG”) and MAYUR V. SUBBARAO, an individual (“Subbarao”).

WHEREAS, SPG and the Company entered into a consulting agreement, dated as of June 17, 2005 (the “Consulting Agreement”), for certain services to be performed by SPG for certain compensation; and

WHEREAS, pursuant to the Consulting Agreement, SPG is entitled to designate one member of the Board of Directors of the Company, and has designated Subbarao who was then elected to the Board of Directors and currently serves as a director of the Company; and

WHEREAS, SPG provided notice of termination of the Consulting Agreement on or around February 16, 2007 and a disagreement exists regarding compensation which may be due SPG under the Consulting Agreement; and

WHEREAS, SPG and the Company have made certain claims against each other concerning the responsibilities, performance and compensation under the Consulting Agreement, and Subbarao wishes to resign his board position; and

WHEREAS, the parties hereto desire to settle, compromise and terminate forever all disputes among and between them, and to resolve any and all claims, causes of action, disputes and disagreements they may have against each other and to provide for the return of all Company property, including without limitation, documents, confidential information and trade secrets in possession of SPG and Subbarao.

NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound do hereby agree as follows:

1
Immediate Payment. Simultaneously with SPG’s execution and delivery of this Agreement and the documents contemplated herein, the Company shall pay to SPG $250,000 in immediately available funds, by check or wire transfer in full settlement of any and all claims under the Consulting Agreement against the Company. Payment by wire transfer shall be made to Frydman LLC’s trust account with the following wire instructions: Bank Name: ABA #: ; Acct Name: Acct. #: . The parties acknowledge that $85,000 of the payments are in satisfaction of cash fees claimed by SPG to be due to SPG under the Consulting Agreement.

2
Secured Promissory Note. Upon execution and delivery of this Agreement, Ezra Green (“Green”) shall deliver to SPG a promissory note in the form attached hereto as Exhibit A (the “Green Note”) and the share pledge and escrow agreement in the form attached hereto as Exhibit B (the “Pledge Agreement”) as payment in consideration of the purchase by Green of the Subject Shares (as hereinafter defined). Contemporaneously with the delivery of the Green Note, SPG and Subbarao shall be deemed to have transferred, conveyed and assigned their entire right, title and interest in and to all of the shares of common stock, preferred stock or other securities, including any and all rights to receive any securities through the exercise of any warrant, option or other right, of which SPG and Subbarao own or are entitled to, without any further action or agreement. SPG and Subbarao represent and warrant that 140,000 shares of common stock of the Company represent all of the shares of common stock of the Company owned or controlled, directly or indirectly, by SPG and/or Subbarao, or to which either of SPG and/or Subbarao claim any right or interest in (collectively, the “Subject Shares”). Transfer of ownership of the Subject Shares shall be recorded on the stock transfer records of the Company to Green or his designee as of the date of this Agreement and the secretary of the Company is authorized to record such transfer in the transfer records of the Company. The Subject Shares shall be delivered to the “Agent” pursuant to the terms of the Pledge Agreement and disposed of in accordance with the terms thereof for the benefit of pledgee, provided, however, that neither SPG nor Subbarao shall have any further claim or right, title or interest in or to the Subject Shares or any other shares or interests in or to any other securities of the Company.

The Green Note shall be payable to SPG in the original principal amount of $150,000 and shall accrue interest at the fixed rate of eight (8%) percent per annum, simple interest. All unpaid principal and any accrued interest on the Green Note shall be due and payable on the date or dates set forth in the Green Note (the “Maturity Date”); provided, however, that $50,000 of the original principal amount and accrued interest thereon (the “First Payment Amount”) shall be due and payable on January 2, 2008 (the “First Payment Date”). In the event that the First Payment Amount is not paid on or before the First Payment Date, then the full amount of unpaid principal and accrued interest outstanding under the Green Note shall become immediately due and payable five (5) days following written notice received by Green of non-payment of the First Payment Amount. Green may elect, in his sole discretion, to prepay all or any portion of the outstanding principal and/or interest on the Green Note at any time without premium or penalty. Upon payment in full of the Green Note the Pledge Agreement shall terminate and the Subject Shares remaining subject to the pledge, if any, shall be irrevocably delivered to Green and neither Green nor Company shall have any further obligation to SPG or Subbarao.

The Pledge Agreement shall include terms providing for the possible sale, from time to time, by an independent agent named therein (who shall be selected by Green but shall be reasonably acceptable to SPG, provided that Stewart Management Company or Delaware Trust Company or its or their affiliates shall be deemed acceptable) through any means without further authorization of any person (including without any further authorization by SPG or Subbarao) of the Subject Shares, but shall not require such sale. The escrow agent shall have the authority to liquidate all or any portion of the Subject Shares pledged in any manner approved by Green, provided that the proceeds from any sales shall first be paid to SPG within five (5) days of receipt of funds by the agent to reduce the outstanding principal amount (and following payment of all principal, any accrued interest) under the Green Note. In the event of a default in the payment, when due, of the Green Note, either of interest payment on the Maturity Date or following the First Payment Date, the unsold Subject Shares pledged under the Pledge Agreement, if any, shall be delivered to SPG for sale by SPG in satisfaction of the amounts due and any excess returned to Green. Upon payment in full of the Green Note, including all accrued interest thereon, all unsold Subject Shares shall be immediately delivered to Green or his designee.

The descriptions of the Pledge Agreement and Green Note are by way of summary only and the terms of the Pledge Agreement and Green Note shall control. The Pledge Agreement and Green Note, and the rights and obligations thereunder, are intended to be wholly independent from and independently enforceable from any provisions, performance or claim of nonperformance of this Agreement.

3
Cancellation of Warrant. The Company shall have no obligation to issue or deliver any warrants pursuant to the Consulting Agreement (the “Warrants”). Any right of SPG or Subbarao to receive any Warrants is hereby cancelled and of no force or effect. SPG and Subbarao hereby waive any and all claims to entitlement to the issuance of any warrants or options to receive any securities of the Company.

4	Representations, warranties and agreements of Subbarao and SPG.

4.1  Each of Subbarao and SPG represent and warrant, jointly and severally, that other than (i) 100,000 shares of common stock of the Company held by SPG, (ii) 40,000 shares of common stock of the Company held by Subbarao and (iii) any claim or interest in the Warrants asserted by SPG, Subbarao and SPG which have been released hereby they do not, directly or indirectly, own any securities of the Company or any interest therein. Subbarao and SPG agree that for a period of one (1) year following the date of this Agreement they shall not own or acquire, directly or indirectly, any securities of the Company, directly or indirectly.

4.2 Each of Subbarao and SPG represent and warrant, jointly and severally, that, neither the Subject Shares, any claims or rights to receive Warrants nor any interest in or to the Subject Shares or the Warrants, nor any rights under the Consulting Agreement have been transferred, assigned, endorsed, pledged, hypothecated or otherwise encumbered in any manner whatsoever, and no person or entity has any right, claim or interest (legal, equitable or otherwise) in or to the Subject Shares, the Warrants, any shares issuable upon exercise of the Warrants or under the Consulting Agreement.

4.3 SPG represents and warrants that the execution and delivery of this Agreement has been duly authorized and is the valid and binding obligation of SPG, enforceable in accordance with its terms.

4.4 The representations and warranties of each of Subbarao and SPG set forth in this Agreement shall survive the closing of this Agreement.

5
Representations of the Company. The Company represents and warrants that the execution and delivery of this Agreement has been duly authorized and is the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by the laws of bankruptcy or insolvency and with respect to enforceability of rights of creditors generally. The representations and warranties of the Company set forth in this Agreement shall survive the closing of this Agreement.

6	Delivery of Shares.

6.1 Immediately upon execution of this Agreement, SPG and Subbarao shall deliver to Green the original stock certificates of the Company representing the Subject Shares, with executed stock powers attached, irrevocably transferring the Subject Shares to Green for delivery to the transfer agent for deposit pursuant to the Pledge Agreement.

6.2 Immediately upon execution of this Agreement and the surrender of the certificates representing the Subject Shares in accordance with Section 6.1, the Company shall issue a certificate representing the Subject Shares in the name of Green or the escrow agent named in the Pledge Agreement (who shall vote such shares only upon the direction of Green) and deliver such certificate to be held in accordance with the Pledge Agreement. The Company and its successors, including any public company which may succeed to the business of the Company, shall issue or pay to the Escrow Agent or SPG as applicable any securities or payments replacing or representing a dividend, conversion or other byproduct of a transaction effecting the Subject Shares.

7
Resignation of Subbarao. Upon the execution of this Agreement and payment of the amount as provided in Section 1 hereof, Subbarao’s resignation from the Board of Directors and any and all offices and positions of the Company and any of its subsidiaries or affiliated companies shall become immediately effective.

8
Company Information and Property. Each of Subbarao and SPG agrees to immediately return to the Company all documents, including electronic documents, supplied by the Company and all Company property in whatever form held in his or its possession including, but not limited to, Company reports, customer lists, supplier lists, consultant lists, formulas, files, manuals, memoranda, computer equipment, access codes, discs, software, and any other Company business information or records (including without limitation, tapes and transcripts, agenda, minutes reports and other written material or notes related thereto), in any form in which they are maintained, including records or information regarding Company customers, suppliers and vendors, pricing, products a development plans, budgets, business affairs and operations and agrees that he and it will not retain any copies, duplicates, reproductions, or excerpts thereof in any form. Each of Subbarao and SPG further agrees that he and it will not, in any manner, disclose or make use of any Company property or information. Each party represents that they will not disparage or make any negative, derogatory or defamatory statements about the other, their existing or planned business practices or activities, or about any former, current or future officer, director, consultant, agent, employee or representative of the other to any person. Each of Subbarao, SPG, the Company and Green acknowledge that any breach of this nondisparagement agreement would cause irreparable injury to the other for which there is no adequate remedy at law and in addition to any remedies that may be available in the event of a breach or threatened breach of this Section 8 the offended party shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction which would prevent violations of the provisions of this Section 8. In seeking such an order, any requirement to post a bond or other undertaking shall be waived. The terms of this nondisparagement will not apply to statements made under oath which are required in connection with any legally compelled statement, provided not less than 5 business days advance notice of such is provided the other party.

9
Mutual Release. All parties to this Agreement and any of their respective agents, representatives, attorneys, heirs, estates, successors and assigns (on their own behalf and which shall also be binding on behalf of such other persons) (in such capacity, the “Releasor”) hereby irrevocably, fully, and finally, without further word, deed, action, execution, or further documentation release the other, together with its officers, directors, employees, agents and stockholders and each of their respective agents, representatives, attorneys, heirs, estates, successors, assigns and affiliates (in such capacity, collectively, “Releasees”) from any and all claims, actions, causes of action, suits, debts, accounts, reckonings, covenants, contracts, controversies, agreements, promises, damages, expenses, demands and other obligations or liabilities of any nature whatsoever, in law or equity, whether known or unknown, which any Releasor ever had or now has against any of the Releasees, for, upon, or by reason of, any matter, course or thing whatsoever from the beginning of the world to the date of this Agreement relating to or arising out of the Consulting Agreement or by reason of any dealings the parties may have had with one another up until the date hereof. Nothing contained within this Agreement shall be deemed to release or discharge any representation, warranty or other obligation undertaken in this Agreement by any of the parties hereto.

10	Indemnification.

10.1 In addition to any indemnification rights Subbarao may be entitled to under the Certificate of Incorporation or Bylaws of the Company and pursuant to applicable statutes, the Company shall indemnify Subbarao to the full extent permitted by law so that the Company, among other things, indemnifies and saves and holds harmless Subbarao from and against any and all claims, demands, liabilities, losses, costs and expenses, including judgments, fines, penalties, damages or amounts paid on account thereof (whether in settlement or otherwise) including reasonable attorneys’ fees as incurred as a result of any action, proceeding, investigation, subpoena or inquiry relating to Subbarao’s services as a director of the Company or service with any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Company; unless the final judgment of an action in which Subbarao is a party finds that Subbarao engaged in intentional or illegal misconduct while conducting his duties as a member of the Company’s Board of Directors. In the event that any valid claim to indemnification is asserted hereunder, Subbarao shall be entitled to advancement of his actual costs and expenses (including reasonable attorneys’ fees as incurred) upon execution of an undertaking to reimburse the Company in the event that it is found that Subbarao was not entitled to indemnification as provided herein. Subbarao agrees that he will not settle any matter for which he shall seek and has been granted indemnification without the written consent of the Company.

10.2 Each of SPG and Subbarao represents and warrants, jointly and severally, that except for the issues arising out of or relating to the Consulting Agreement, they know of no pending or threatened claim, suit or action against the Company or any of its officers, directors, or employees, or of any pending or threatened proceeding or investigation by any governmental or regulatory agency of such persons, nor of any basis upon which any such claim, suit or action or regulatory proceeding could be asserted.

11
Cooperation. It is further agreed by all parties that in addition to any express obligation set forth herein, they shall execute whatever additional documents or agreements may be necessary or desirable to effectuate the intent and purposes of this Agreement.

12
No Admission of Liability. It is expressly agreed and understood that this Agreement shall not constitute or be deemed an admission of liability by any party hereto but is designed solely to amicably resolve claims and disputes between and among the parties.

13
Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws. Actions or proceedings relating to this Agreement may only be brought in a state or federal court sitting in New York County, New York, and each of the parties irrevocably consents to the jurisdiction of such courts in any such action or proceeding. Each of the parties to this Agreement further agrees to accept service of process in any action or proceeding relating to this Agreement by the delivery of such process in the manner designated in Section 16 of this Agreement.

14
Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns.

15
Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated except by a written instrument signed by all of the parties. Except for any indemnification provisions contained in the Certificate of Incorporation or Bylaws of the Company, this Agreement supersedes any and all prior agreements and negotiations between the parties hereto and supersedes any and all obligations the parties hereto may have to one another under any prior agreements, including, without limitation, the Consulting Agreement.

16
Notices. Any notices, demands and other communications to be given or delivered hereunder shall be in writing and shall be deemed to have been given when delivered personally or when mailed by certified or registered mail, return receipt requested and postage prepaid, or by a nationally recognized overnight courier service and addressed to the addresses of the respective parties set forth below or to such changed address for any party as such party may have fixed by notice sent in accordance with this Section 16:

If to the Company or Green, to:

Clear Skies Group, Inc
5020 Sunrise Highway, Suite 227
Massapequa Park, NY 11762

with a copy to:

Haynes and Boone, LLP
153 East 53rd Street, Suite 4900
New York, New York 10022
Attention: Harvey J. Kesner, Esq.

If to SPG or Subbarao, to:

Sustainable Profitability Group, Inc
18 Millbrook Terrace
New Paltz, NY 12561

with a copy to:

Frydman LLC
18 East 48th Street, 10th Floor
New York, NY 10017
Att: David S. Frydman, Esq.

17
Disclosure. The parties shall not disclose, directly or indirectly, the terms and existence of this Agreement or the negotiations or underlying facts that led up to this Agreement, except to their attorneys and accountants and to the extent such disclosure is required to be made by compulsion of legal process or to enforce the terms of this Agreement and the agreements contemplated herein under any applicable law, rule or regulation. Notwithstanding the foregoing, either party may disclose such matters as are necessary or appropriate to be disclosed in any report or other document required to be filed with the Securities and Exchange Commission and any drafts of such documents.

18
Costs and Expenses. The parties agree that each is to bear its own costs and expenses, including attorneys’ fees, in connection with this Agreement. In the event that either party brings an action for enforcement of any of the terms or provisions of this Agreement that is unsuccessful, the prevailing party shall be paid all of the costs and expenses (including reasonable attorneys fees) incurred in defense of such action.

19
Construction. The parties have mutually participated in the drafting of this Agreement, and neither this Agreement nor any Section hereof shall be construed against any party due to the fact that it was drafted by said party.

20
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile signatures shall be deemed originals.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

CLEAR SKIES GROUP, INC.

By:	/s/ Ezra Green

Name: Ezra Green Title: Chief Executive Officer

SUSTAINABLE PROFITABILITY GROUP, INC.

By:	/s/ David Dell

Name: David Dell Title: President and Chief Executive Officer

/s/ Mayur V. Subbarao
Mayur V. Subbarao

AGREED AND ACCEPTED WITH RESPECT TO PARAGRAPHS 2, 8 AND 9 ONLY:

/s/ Ezra Green
Ezra Green